EXHIBIT 5.1
Faegre Drinker Biddle & Reath LLP
1144 15th Street, Suite 3400
Denver, Colorado 80202
+1 303 607 3500

June 26, 2026

Arq, Inc.
8051 E. Maplewood Ave, Suite 210
Greenwood Village, CO 80111
Ladies and Gentlemen:

We have acted as counsel to Arq, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of up to (i) 2,981,264 shares of the Company’s common stock, par value $0.001 per share issuable by the Company pursuant to the Arq, Inc. 2026 Omnibus Incentive Plan (the “Plan”), including 1,081264 shares that remained issuable under the the Company’s 2024 Omnibus Incentive Plan (the “Plan Shares”) and (ii) 400,000 shares of Common Stock underlying certain restricted stock inducement awards and performance share unit inducement awards (the “Inducement Shares” and, such award agreements, the “Inducement Awards”) granted to Shimon Steinmetz as inducements material to Mr. Steinmetz's appointment.

For purposes of this opinion letter, we have examined the Plan, the Registration Statement, the Second Amended and Restated Certificate of Incorporation of the Company, as amended and including all certificates of designations as currently in effect, the Amended and Restated Bylaws of the Company, as currently in effect, the Inducement Awards, the resolutions of the Company’s board of directors authorizing the Plan and the issuance of the Plan Shares and the resolutions of the Company’s board of directors authorizing the Inducement Awards and the issuance of the Inducement Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon such examination and review and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, it is our opinion that:

1.All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Plan Shares to be issued in accordance with the Plan and that, when issued and sold as contemplated in the Registration Statement and related prospectus and in accordance with the Plan and any applicable award agreement and, where applicable, the consideration for the Plan Shares specified in the Plan and any applicable award agreement has been received by the Company, the Plan Shares will be legally and validly issued, fully paid and nonassessable.
2.All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Inducement Shares to be issued in accordance with the applicable Inducement Agreement, and that, when (a) the Inducement Shares have been issued and sold upon the due exercise of the applicable stock options by the holder thereof, as contemplated in the Registration Statement and related prospectus and in accordance with the applicable Inducement Award, and (b) the consideration for the Inducement Shares specified in the applicable Inducement Agreement has been received by the Company, the Inducement Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein with respect to the laws of any jurisdiction other than, subject to the limitations and assumptions contained herein, the General Corporation Law of the State of Delaware.

This opinion letter speaks only as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion letter thereafter. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP
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